Exhibit 10.4B
SECOND AMENDMENT TO AGREEMENT OF LEASE
     (1 This SECOND AMENDMENT TO AGREEMENT OF LEASE is made as of the ~day of June 2008 (this “Second Amendment”), by and between RECYCLING TECHNOLOGY DEVELOPMENT, LLC, having an address of 75 Crows Mill Road, Keasby, New Jersey 08832 (“Landlord”), and CONVERTED ORGANICS OF WOODBRIDGE, LLC, having an address of 7A Commercial Warf West, Boston, Massachusetts 02110 (“Tenant”).
RECITALS
     A. WHEREAS, by that certain Agreement of Lease dated as of June 2, 2006 (the “Original Lease”), Landlord leased to Converted Organics, Inc., a predecessor in interest to Tenant, that certain premises (the “Leased Premises’’) containing approximately 60,000 square feet of space, upon the t=s and subject to the conditions more fully set forth therein; and
     B. WHEREAS, the Original Lease was amended by that certain First Amendment to Agreement of Lease dated as of January 18, 2007 (the “First Amendment”); and
     C. WHEREAS, Landlord has entered or will enter into a Solar Photo voltaic License Agreement and Solar Power Purchase and Sale Agreement (collectively the “Solar Agreements”) with EnXco Development Corporation (“EnXco”) which will allow, among other things, the construction and operation of a Solar Photovoltaic Generating System (the “Solar System”), which is comprised of; in part, solar panels to be mounted on the roof of the Leased Premises (the “Roof’); and
     D. WHEREAS, Tenant’s access to the Roof and Tenant’s activities to be conducted thereon will need to be coordinated such that they do not interfere with the Solar System or EnXco’s rights and obligations under the Solar Agreements; and
     E. WHEREAS, Landlord and Tenant desire to modify the terms of the Lease as more fully described herein.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.	Dermed Terms. All capitalized terms used herein shall have the same meaning as ascribed to them in the Lease unless otherwise defined herein. The term “Lease” as used herein, in the Original Lease and in the First Amendment shall mean and refer to the Original Lease, as amended and modified by the First Amendment and this Second Amendment
2.	Consent to Solar System. Tenant consents to the placement of the Solar System on the Roof, and agrees not to interfere with the installation, maintenance and/or operation of the Solar System. .
3.	Access to the Roof. Notwithstanding anything to the contrary contained in the Lease, but subject to the terms of Section 4 hereof, Tenant shall not access or otherwise enter upon the Roof without providing at least five (5) business days advance written notice to Landlord, such notice to detail the circumstances requiring such access and the activities to be undertaken on and to the Roof. Landlord reserves the right to accompany Tenant (or have an agent of Landlord or EnXco accompany Tenant) or Tenant’s agents while Tenant or Tenant’s agents access the Roof.
1 Emergency Access to Roof. Should Tenant need to access the Roof to conduct emergency repairs, Tenant shall give Landlord as much advance notice of the need for such access as is reasonable under the circumstances, such notice to detail the circumstances requiring such access and the activities to be undertaken on and to the Roof, and Tenant shall conduct the repairs in a manner that will least disrupt or otherwise interfere with the operation of the Solar System. In no event shall Tenant remove any portion of the Solar System.
2 Removal of Solar System. If the Roof requires repair or maintenance, and such repair or maintenance requires the removal of all or part of the Solar System, Tenant shall provide Landlord with reasonable prior written notice of the need for such removal, such notice to detail the circumstances requiring such access and the activities to be undertaken on and to the Roof, and Landlord shall cause EnXco to remove that portion of the Solar System that must be removed. Once the necessary portions of the Solar System are removed, Tenant shall promptly begin such necessary repair or maintenance and diligently complete same as soon as reasonably practicable. Tenant shall promptly notify Landlord once the necessary repairs are complete, and the Roof has been restored to its original condition (but for the reinstallation of the Solar System or portion thereof).
3 Negative Covenant. Notwithstanding anything herein to the contrary, in no event shall Tenant, its employees agents or contractors move, remove, or otherwise disturb the Solar System or any part thereof.
4 Indemnification. Tenant agrees to protect, defend, indemnify and hold Landlord harmless from and against all claims, losses, damages, liabilities, costs and expenses (including reasonable legal fees) incurred by Landlord as a result of any damage caused to the Solar System by the Tenant, its employees, agents or contractors.
5 Ratification. The Original Lease, as modified by the First Amendment and this Second Amendment is hereby ratified and affirmed by Landlord and Tenant. The Lease is and remains in full force and effect in accordance with its terms, as hereby modified. If there is any inconsistency between the provisions of the Original Lease, the First Amendment and this Second Amendment, the provisions of this Second Amendment shall control.
6 Representations. Tenant hereby certifies to Landlord that (i) Landlord is not in default or breach of any of Landlord’s obligations under the Lease, (ii) there is no condition or event existing which with the passing of time or the giving of notice, or both, would constitute a default or event of default under the Lease, and (iii) that as of the date hereof Tenant has no claim against Landlord under the Lease pertaining to the Leased Premises. Landlord hereby certifies to

Tenant that (i) Tenant is not in default or breach of any of Tenant’s obligations under the Lease, (ii) there is no condition or event existing which with the passing of time or the giving of notice, or both, would constitute a default or event of default under the Lease, and (iii) that as of the date hereof Landlord has no claim against Tenant under the Lease pertaining to the Leased Premises
     10. Counterparts. This Second Amendment may be executed in counterparts. All counterparts shall be construed together and shall be deemed one original.
     IN WITNESS HEREOF, Landlord and Tenant have signed this Amendment as of the day and year first above written.